UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2025

KATAPULT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39116	84-2704291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5360 Legacy Drive, Building 2 Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

(833) 528-2785
(Registrant’s telephone number, including area code:)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	KPLT	The Nasdaq Stock Market LLC
Redeemable Warrants	KPLTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On November 13, 2025, Katapult Holdings, Inc. (the “Company”) entered into a waiver (the “Waiver”) with HHCF Series 21 Sub, LLC, the holder of 100% of the issued and outstanding shares of Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”) and Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), to those certain Certificate of Designations of the Preferred Stock (together, the “Certificate of Designations”) filed with the Secretary of State of the State of Delaware on November 3, 2025. The Waiver, among other things, (i) waives the requirement pursuant to the Certificate of Designations that the Company file a preliminary proxy statement within ten (10) calendar days after the Initial Issue Date (as defined in the Certificate of Designations) and (ii) acknowledges and agrees that, notwithstanding anything to the contrary in the Certificate of Designations, the Regular Dividend Rate (as defined in the Certificate of Designations) shall be increased by one percent (1%) per annum, if, and only if, the Requisite Stockholder Approval (as defined in the Certificate of Designations ) is not obtained on or prior to the date of the Company’s first annual meeting of stockholders following the Initial Issue Date and waives the right to any accumulation of such additional one percent (1%) dividend per annum pursuant to the Certificate of Designations that would have occurred but for the Waiver.

This description of the Waiver does not purport to be complete, and is subject to and qualified in its entirety by reference to the full text of the Waiver, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Important Information for Investors and Stockholders

A proposal to approve the issuance of common stock upon conversion of the Preferred Stock above the Ownership Limitation (as defined in the Certificates of Designation) will be submitted to the Company’s stockholders for their consideration, and the Company will file with the Securities and Exchange Commission (the “SEC”) a proxy statement to be used to solicit stockholder approval of such issuance. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSAL WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement will also be provided to the Company’s stockholders, without charge, by directing a request to: Katapult Holdings, Inc., 5360 Legacy Drive, Building 2, Plano, Texas 75024-3105, Attention: Corporate Secretary, or emailing ir@katapultholdings.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the proposal. Information concerning persons who may be deemed participants in the solicitation of the Company’s stockholders under the rules of the SEC will be set forth in the proxy statement when it is filed with the SEC.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Waiver, dated as of November 13, 2025, by and among Katapult Holdings, Inc. and HHCF Series 21 Sub, LLC.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Katapult Holdings, Inc

Date: November 14, 2025	/s/ Orlando Zayas
Name: Orlando Zayas
Title: Chief Executive Officer